SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                                 March 31, 2004

                            Seneca Foods Corporation
                            ------------------------
             (Exact name of registrant as specified in its charter)

                   New York                 0-1989       16-0733425
                   --------                 ------       ----------
         (State or other jurisdiction of (Commission (I. R. S. Employer incorporation or organization) File Number) Identification No.)

                 3736 South Main Street, Marion, New York 14505
                 ---------------------------------------- -----
               (Address of principal executive offices) (Zip Code)


         Registrant's telephone number, including area code 315/926-8100
                                                            ------------


                                 Not Applicable
                                 --------------
               Former name, former address and former fiscal year,
                          if changed since last report

                                    Form 8-K

                            Seneca Foods Corporation


Item 5. Other Events

The Company is reporting on two matters which involve litigation or potential claims against the Company. At present the Company does not estimate that these matters are likely to result in material liability of the Company, but inasmuch as ultimate costs are not presently ascertainable, the Company believes it appropriate to disclose the matters listed below. The Company is filing this information under a Form 8-K to facilitate the incorporation by reference of this disclosure in future filings under the securities laws in which incorporation by reference is permitted:

     (1) Fleming Companies Bankruptcy Proceeding. Various claims totaling approximately $3,211,398 have been asserted by the debtor against the Company and a subsidiary acquired in 2003 in the Bankruptcy proceedings of the Fleming Companies in the U. S. Bankruptcy Court for the District of Delaware for (i) receipt of allegedly preferential payments under the U. S. Bankruptcy Code ($1,292,496), (ii) receipt of alleged overpayments ($1,138,781) and (iii) amounts allegedly owing under various vendor promotional programs ($780,121).

     (2) Indemnification Claim. In connection with a February 1999 sale of a processing plant in Washington State, the Company gave the buyer contractual warranties with respect to its compliance with environmental laws. The buyer did not meet a December 31, 2000 deadline for registration under Title V of The Clean Air Act, and in 2003 the applicable county clean air authority brought a proceeding against the buyer. An additional issue in the proceeding was the Company's alleged failure to give a required pre-construction notice of the addition of a fourth boiler in the late 1980's.

     The buyer has given the Company notice of its claim for indemnification under its contractual warranty of compliance of its costs of defense in the proceeding, any penalties imposed on the buyer and any costs of bringing the facility in compliance with any final order resulting from the proceeding. The environmental agency has proposed a penalty of $131,233 against the buyer and may to issue an order requiring the buyer to modify the plant boilers in accordance with Best Available Control Technology ("BACT").

     The Company is not a party in the proceedings. It has cooperated with the buyer in providing what information is in its control, although all its relevant records were turned over to the buyer in the 1999 sale. The buyer advised the Company that it has received estimates from a consultant as to the potential cost of a proposed BACT requirement, but the estimates, which are speculative, range from $10,000 to costs exceeding $1 million. The Company has not had the opportunity to verify these wide-ranging estimates, and it and the buyer believe that the anticipated order will allow a more definitive estimate of the costs which would result under the environmental authority's proposed order.

     The buyer has presented legal and equitable reasons in the proceeding why it should not be subject to penalties or other harsh enforcement requirements. The Company has withheld any specific response to the buyer's claim for indemnification, but it believes that the enforcement proceeding was primarily triggered by events and practices at the plant subsequent to the Company's sale in February 1999.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 Seneca Foods Corporation
                                                 ------------------------
                                                      (Registrant)

                                                 /s/Kraig H. Kayser
                                                 ------------------------
March 31, 2004                                   Kraig H. Kayser
                                                 President and
                                                   Chief Executive Officer